Exhibit 99.1

Boot Barn Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2024

Financial Results

IRVINE, California – May 14, 2024 – Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the fourth fiscal quarter and fiscal year ended March 30, 2024. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended March 30, 2024 (13 weeks) compared to the quarter ended April 1, 2023 (14 weeks):

●	Net sales decreased 8.7% over the prior-year period to $388.5 million. Net sales decreased 2.2% when excluding $28.3 million of sales from the 14th week of the prior-year period.
●	Same store sales decreased 5.9% compared to the prior-year period, cycling 55% same store sales growth on a 3-year stack basis. The 5.9% decrease in consolidated same store sales is comprised of a decrease in retail store same store sales of 5.7% and a decrease in e-commerce same store sales of 7.6%.
●	Net income was $29.4 million, or $0.96 per diluted share, compared to $46.4 million, or $1.53 per diluted share in the prior-year period. Net income per diluted share in the fourth quarter includes a non-cash charge of $2.0 million, or $0.05 per diluted share, related to the partial impairment of the Sheplers’ trademark.
●	The Company opened 18 new stores, bringing its total store count to 400.

For the fiscal year ended March 30, 2024 (52 weeks) compared to the fiscal year ended April 1, 2023 (53 weeks):

●	Net sales increased 0.6% over the prior-year to $1.667 billion. Net sales increased 2.3% when excluding $28.3 million of sales from the 53rd week of the prior year.
●	Same store sales decreased 6.2% compared to the prior year, cycling 57% same store sales growth on a 3-year stack basis. The 6.2% decrease in consolidated same store sales is comprised of a decrease in retail store same store sales of 5.6% and a decrease in e-commerce same store sales of 10.6%.
●	Net income, inclusive of the non-cash partial impairment, was $147.0 million, or $4.80 per diluted share, compared to $170.6 million, or $5.62 per diluted share in the prior year.
●	The Company opened 55 new stores, bringing its total store count to 400.

Jim Conroy, president and chief executive officer, commented, “I am pleased with our fourth quarter performance and proud of the efforts of the entire Boot Barn team. We crossed the 400-store milestone prior to year-end and extended the Boot Barn brand to 45 states across the country. In the year, revenue showed modest growth despite experiencing a mid-single digit decline in consolidated same store sales and cycling a 53-week fiscal year. We also grew exclusive brand penetration by 370 basis points which contributed to merchandise margin expansion.

Encouragingly, our fourth quarter same store sales performance was meaningfully better than the third quarter and, based on the recent trends in the business, we believe we will continue to experience further improvement going forward. In fact, we have seen broad-based sequential improvement across virtually all major merchandise departments, both stores and ecommerce channels, and in all four regional geographies. This trajectory began as we progressed from our third quarter into the fourth quarter, then improved in April and again into May where we have seen positive same store sales in both channels on a month-to-date basis. While we expect the consumer to continue to be cautious for the foreseeable future, we feel well positioned to further execute on our long-term strategic initiatives.”

Operating Results for the Fourth Quarter Ended March 30, 2024 (13 weeks) Compared to the Fourth Quarter Ended April 1, 2023 (14 weeks)

●	Net sales decreased 8.7% to $388.5 million from $425.7 million in the prior-year period. Consolidated same store sales decreased 5.9% with retail store same store sales decreasing 5.7% and e-commerce same store sales decreasing 7.6%. The decrease in net sales was the result of the decrease in consolidated same store sales and the impact of a 13-week quarter when compared to a 14-week quarter in the prior-year period, partially offset by the incremental sales from new stores opened over the past twelve months.
●	Gross profit was $139.4 million, or 35.9% of net sales, compared to $155.8 million, or 36.6% of net sales, in the prior-year period. Gross profit decreased primarily due to a decrease in sales, partially offset by merchandise margin expansion. The decrease in gross profit rate of 70 basis points was driven primarily by 230 basis points of deleverage in buying, occupancy and distribution center costs, partially offset by a 160 basis-point increase in merchandise margin rate. The deleverage in buying, occupancy and distribution center costs was driven primarily by the higher occupancy costs of new stores, the impact of a 13-week quarter when compared to a 14-week quarter in the prior-year period, and depreciation expense related to the opening of the new Kansas City distribution center. The increase in merchandise margin rate was driven by a 160 basis-point improvement in freight expense and supply chain efficiencies as a percentage of net sales.
●	Selling, general and administrative expenses were $101.2 million, or 26.1% of net sales, compared to $93.1 million, or 21.9% of net sales, in the prior-year period. The increase in selling, general and administrative expenses as compared to the prior-year period was primarily a result of normalized incentive-based compensation when compared to the prior-period reversal of incentive-based compensation, higher marketing expenses, and a $2.0 million partial impairment of the Sheplers’ trademark, partially offset by the impact of the 14th week in the prior-year period and lower store labor. Selling, general and administrative expenses as a percentage of net sales increased by 420 basis points primarily as a result of higher marketing expenses, normalized incentive-based compensation when compared to the prior-period reversal of incentive-based compensation, a $2.0 million partial impairment of the Sheplers’ trademark, higher store labor and the impact of a 13-week quarter when compared to a 14-week quarter in the prior year.
●	Income from operations decreased $24.5 million to $38.2 million, or 9.8% of net sales, compared to $62.7 million, or 14.7% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Net income was $29.4 million, or $0.96 per diluted share, compared to net income of $46.4 million, or $1.53 per diluted share in the prior-year period.

Operating Results for the Fiscal Year Ended March 30, 2024 (52 weeks) Compared to the Fiscal Year Ended April 1, 2023 (53 weeks)

●	Net sales increased 0.6% to $1.667 billion from $1.658 billion in the prior year. Consolidated same store sales decreased 6.2% with retail store same store sales decreasing 5.6% and e-commerce same store sales decreasing 10.6%. The increase in net sales was the result of the incremental sales from new stores opened over the past twelve months, partially offset by the decrease in consolidated same store sales and sales from the 53rd week of the prior year.

●	Gross profit was $614.4 million, or 36.9% of net sales, compared to $610.6 million, or 36.8% of net sales, in the prior year. Gross profit increased primarily due to merchandise margin expansion and sales growth. As a percentage of net sales, gross profit rate was approximately flat driven primarily by a 160 basis-point increase in merchandise margin rate offset by 160 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was driven primarily by a 120 basis-point improvement in freight expense as a percentage of net sales and 40 basis points of product margin expansion resulting primarily from growth in exclusive brand penetration and buying economies of scale. The deleverage in buying, occupancy and distribution center costs was driven primarily by the higher occupancy costs of new stores, depreciation expense related to the opening of the new Kansas City distribution center and the impact of a 52-week year when compared to a 53-week year last year.

●	Selling, general and administrative expenses were $416.2 million, or 25.0% of net sales, compared to $378.8 million, or 22.9% of net sales, in the prior year. Selling, general and administrative expenses increased primarily as a result of higher general and administrative expenses, store payroll associated with operating 55 new stores and other operating expenses in the current year. Selling, general and administrative expenses as a percentage of net sales increased by approximately 210 basis points primarily as a result of higher general and administrative expenses and store payroll costs.

●	Income from operations decreased $33.6 million to $198.2 million, or 11.9% of net sales, compared to $231.8 million, or 14.0% of net sales, in the prior year, primarily due to the factors noted above.

●	Net income was $147.0 million, or $4.80 per diluted share, compared to net income of $170.6 million, or $5.62 per diluted share in the prior year.

Sales by Channel

The following table includes total net sales (decline)/growth, same store sales (“SSS”) (decline)/growth and e-commerce as a percentage of net sales for the periods indicated below.

	Thirteen Weeks							Two Weeks
	Ended		Four Weeks	Four Weeks	Five Weeks		Four Weeks	Ended
	March 30, 2024		Fiscal January	Fiscal February	Fiscal March		Fiscal April	May 11, 2024

Total Net Sales (Decline)/Growth	(8.7)	% *	(12.6)%	3.6%	(13.7)	% *	8.2%	10.5%

Retail Stores SSS	(5.7)%		(7.2)%	(8.1)%	(2.8)%		(1.5)%	1.1%
E-commerce SSS	(7.6)%		(11.3)%	(5.9)%	(6.0)%		5.3%	3.1%
Consolidated SSS	(5.9)%		(7.7)%	(7.8)%	(3.2)%		(0.8)%	1.3%

E-commerce as a % of Net Sales	10.5%		11.2%	10.4%	10.0%		10.1%	9.5%

*Total net sales decline for the five weeks ended fiscal 2024 March compares to the six weeks ended fiscal 2023 March. Total net sales decline for the thirteen weeks ended March 30, 2024 compares to the fourteen weeks ended April 1, 2023. Fiscal 2024 was a 52-week year, compared to fiscal 2023 which was a 53-week year.

Balance Sheet Highlights as of March 30, 2024

●	Cash of $76 million.
●	Zero drawn under our $250 million revolving credit facility.
●	Average inventory per store increased approximately 1% on a same store basis compared to April 1, 2023.

Fiscal Year 2025 Outlook

The Company is providing guidance for what it can reasonably estimate at this time. For the fiscal year ending March 29, 2025 the Company expects:

●	To open 60 new stores.
●	Total sales of $1.766 billion to $1.800 billion, representing growth of 5.9% to 8.0% over the prior year.
●	Same store sales decline of approximately (3.6)% to (1.6)%, with retail store same store sales declines of approximately (4.0)% to (2.0)% and e-commerce same store sales declines of (0.5)% to growth of 2.0%.
●	Gross profit between $647.2 million and $664.1 million, or approximately 36.6% to 36.9% of sales.
●	Selling, general and administrative expenses between $458.9 million and $463.4 million, or approximately 26.0% to 25.7% of sales.
●	Income from operations between $188.3 million and $200.7 million, or approximately 10.7% to 11.2% of sales.
●	Effective tax rate of 26.2%.
●	Net income of $140.2 million to $149.3 million.
●	Net income per diluted share of $4.55 to $4.85 based on 30.8 million weighted average diluted shares outstanding.
●	Capital expenditures between $115.0 million and $120.0 million, which is net of estimated landlord tenant allowances of $30.2 million.

For the fiscal first quarter ending June 29, 2024, the Company expects:

●	Total sales of $399 million to $407 million, representing growth of 4.0% to 6.1% over the prior-year period.
●	Same store sales decline of approximately (4.5)% to (2.5)%, with retail store same store sales declines of (5.0)% to (3.0)% and e-commerce same store sales growth of flat to 2.0%.
●	Income from operations between $38.7 million and $41.2 million, or approximately 9.7% to 10.1% of sales.
●	Net income per diluted share of $0.94 to $1.00 based on 30.7 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the fourth quarter and fiscal year 2024 is scheduled for today, May 14, 2024, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (800) 717-1738. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until June 14, 2024, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 1145625. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 403 stores in 45 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	March 30,	April 1,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$75,847	$18,193
Accounts receivable, net	9,964	13,145
Inventories	599,120	589,494
Prepaid expenses and other current assets	44,718	48,341
Total current assets	729,649	669,173
Property and equipment, net	323,667	257,143
Right-of-use assets, net	390,501	326,623
Goodwill	197,502	197,502
Intangible assets, net	58,697	60,751
Other assets	5,576	6,189
Total assets	$1,705,592	$1,517,381
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$—	$66,043
Accounts payable	132,877	134,246
Accrued expenses and other current liabilities	116,477	122,958
Short-term lease liabilities	63,454	51,595
Total current liabilities	312,808	374,842
Deferred taxes	42,033	33,260
Long-term lease liabilities	403,303	330,081
Other liabilities	3,805	2,748
Total liabilities	761,949	740,931

Stockholders’ equity:
Common stock, $0.0001 par value; March 30, 2024 - 100,000 shares authorized, 30,572 shares issued; April 1, 2023 - 100,000 shares authorized, 30,072 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	232,636	209,964
Retained earnings	723,026	576,030
Less: Common stock held in treasury, at cost, 228 and 192 shares at March 30, 2024 and April 1, 2023, respectively	(12,022)	(9,547)
Total stockholders’ equity	943,643	776,450
Total liabilities and stockholders’ equity	$1,705,592	$1,517,381

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	March 30,	April 1,	March 30,	April 1,
	2024	2023	2024	2023
Net sales	$388,459	$425,661	$1,667,009	$1,657,615
Cost of goods sold	249,021	269,829	1,052,585	1,047,043
Gross profit	139,438	155,832	614,424	610,572
Selling, general and administrative expenses	101,194	93,116	416,210	378,785
Income from operations	38,244	62,716	198,214	231,787
Interest expense	230	1,535	2,238	5,880
Other income/(loss), net	871	181	1,396	(29)
Income before income taxes	38,885	61,362	197,372	225,878
Income tax expense	9,446	14,953	50,376	55,325
Net income	$29,439	$46,409	$146,996	$170,553

Earnings per share:
Basic	$0.97	$1.55	$4.87	$5.72
Diluted	$0.96	$1.53	$4.80	$5.62
Weighted average shares outstanding:
Basic	30,317	29,847	30,167	29,805
Diluted	30,717	30,422	30,611	30,370

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Fiscal Year Ended
	March 30,	April 1,	March 26,
	2024	2023	2022
Cash flows from operating activities
Net income	$146,996	$170,553	$192,450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	49,531	35,883	27,280
Stock-based compensation	12,935	9,711	9,475
Amortization of intangible assets	54	62	72
Impairment of intangible assets	2,000	—	—
Noncash lease expense	55,148	47,869	39,286
Amortization and write-off of debt issuance fees and debt discount	108	130	1,878
Loss on disposal of assets	660	334	175
Gain on adjustment of right-of-use assets and lease liabilities	—	—	(259)
Deferred taxes	8,773	6,365	4,902
Changes in operating assets and liabilities:
Accounts receivable, net	3,282	(2,716)	5,222
Inventories	(9,626)	(115,194)	(198,540)
Prepaid expenses and other current assets	3,515	(11,276)	(24,577)
Other assets	613	(2,874)	(236)
Accounts payable	425	(2,636)	25,502
Accrued expenses and other current liabilities	(6,208)	(18,541)	45,229
Other liabilities	1,057	516	(1,192)
Operating leases	(33,183)	(29,299)	(37,803)
Net cash provided by operating activities	$236,080	$88,887	$88,864
Cash flows from investing activities
Purchases of property and equipment	$(118,782)	$(124,534)	$(60,443)
Net cash used in investing activities	$(118,782)	$(124,534)	$(60,443)
Cash flows from financing activities
(Payments)/Borrowings on line of credit, net	$(66,043)	$37,494	$28,549
Repayments on debt and finance lease obligations	(863)	(838)	(112,304)
Tax withholding payments for net share settlement	(2,475)	(4,689)	(2,904)
Proceeds from the exercise of stock options	9,737	1,199	5,764
Net cash (used in)/provided by financing activities	$(59,644)	$33,166	$(80,895)

Net increase/(decrease) in cash and cash equivalents	57,654	(2,481)	(52,474)
Cash and cash equivalents, beginning of period	18,193	20,674	73,148
Cash and cash equivalents, end of period	$75,847	$18,193	$20,674

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$57,157	$60,171	$41,684
Cash paid for interest	$2,385	$5,835	$3,808
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$17,269	$21,487	$14,963

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 30,	December 30,	September 30,	July 1,	April 1,	December 24,	September 24,	June 25,
	2024	2023	2023	2023	2023	2022	2022	2022
Store Count (BOP)	382	371	361	345	333	321	311	300
Opened/Acquired	18	11	10	16	12	12	10	11
Closed	—	—	—	—	—	—	—	—
Store Count (EOP)	400	382	371	361	345	333	321	311

Boot Barn Holdings, Inc.

Selected Store Data

	Thirteen Weeks Ended				Fourteen Weeks Ended	Thirteen Weeks Ended
	March 30,	December 30,	September 30,	July 1,	April 1,	December 24,	September 24,	June 25,
	2024	2023	2023	2023	2023	2022	2022	2022
Selected Store Data:
Same Store Sales (decline)/growth	(5.9)%	(9.7)%	(4.8)%	(2.9)%	(5.5)%	(3.6)%	2.3%	10.0%
Stores operating at end of period	400	382	371	361	345	333	321	311
Comparable stores operating at end of period(1)	335	322	312	302	290	280	275	272
Total retail store selling square footage, end of period (in thousands)	4,371	4,153	4,027	3,914	3,735	3,598	3,451	3,333
Average retail store selling square footage, end of period	10,929	10,872	10,855	10,841	10,825	10,806	10,751	10,717
Average sales per comparable store (in thousands)(2)	$917	$1,256	$950	$1,014	$1,092	$1,424	$1,001	$1,060

(1)	Comparable stores have been open at least 13 full fiscal months as of the end of the applicable reporting period, although we include or exclude stores in accordance with the additional criteria disclosed in our annual Form 10-K.
(2)	Average sales per comparable store is calculated by dividing comparable store trailing three-month sales for the applicable period by the number of comparable stores operating at the end of the period.